Exhibit 10.22

This is an English Translation

Guarantee Contract

No.: DPCAFC2010PLBD

This contract is entered into by both parties on November 22, 2010.

Guarantor:	Legend Holdings Limited
Business License No.:	110000004205071
Legal Representative:	Liu Chuanzhi
Account Opening Financial Institution and Account No.:	Baishiqiao Branch of Beijing Bank 01090318400120102020630
Address:	10/F, Tower A, Raycom Info Tech Park, No. 2 Kexueyuan South Road, Haidian District, Beijing
Telephone:	010-62509999
Facsimile:	010-62561056
Postal Code:	100080

Lender:	Dongfeng Peugeot Citroen Auto Finance Co., Ltd.
Business License No.:	100000400011644
Address:	East Region, 9/F, Hanwei Building, No. 7 Guanghua Road, Chaoyang District, Beijing
Legal Representative:	Michel Arnaud
Telephone:	010-65628000
Facsimile:	010-65628299
Postal Code:	100004

For the purpose of ensuring the Borrower under Dongfeng Peugeot Citroen Auto Finance Co., Ltd. Group Car Purchase Loan Contract (No. DPCAFC2010PLBD 14th, the “Loan Contract”) entered into by and between Beijing China Auto Rental Co., Ltd. (“Borrower”) and the Lender on November 12, 2010 to recover the principal and interest of the loans timely, the Guarantor agrees to provide guarantee to the Lender at the request of the Borrower. In order to clarify the right and obligations of both parties, the Borrower and the Lender hereby enter into this Contract through equal consultation and pursuant to relevant laws and regulations.

ARTICLE ONE         DECLARATIONS AND WARRANTIES OF THE GUARANTORS

I.                                         Declarations of the Guarantor

1.               The Guarantor is a corporation legally incorporated and validly existing under the laws and regulations of the People’s Republic of China. It has the authority to execute this Contract and the capacity to perform the obligations of this Contract.

2.               The Guarantor fully understands the content of the Loan Contract and voluntary provides guarantee repayment for the Borrower. Its declaration of intention under this Contract is true. The execution of this Contract by the legal representatives or authorized signatories of the Guarantor have been legally authorized.

3.               The Guarantor, pursuant to its articles of association, has obtained the authorizations of the shareholders, the board of directors or the corresponding highest authority to execute this Contract and does not violate laws and regulations.

4.               The Guarantor has been informed clearly of the business scope and the authorization scope of the Lender.

II.                                     Promises of the Guarantor

1.               At the request of the Lender, the Guarantor shall provide documents and information, including but not limited to financial statements, reports of operation situations and statements of financial situation. The Guarantor shall also ensure the authenticity, integrity, legality and validity of such documents and information.

2.               The Guarantor shall let the Lender inspect and supervise its production and financing activities and shall positively cooperate with the Lender during such inspections and supervisions.

3.               The Guarantor shall promptly acknowledge receipt the demand letter or other documents after being sent by the Lender related to the performance of this Contract and the Loan Contract and shall send the receipt to the Lender within one day after such signing.

4.               The Guarantor shall promptly inform the Lender when any of the followings occurs:

(1)          Change of the operation management system, such as the adoption of contract operation, leasing, alliances, mergers, split-up, joint stock transformations or joint venturing and cooperating with foreign investors;

(2)          Change of the business scope, registered capital, name, address, shareholder, legal representative or equity interest;

(3)          Occurrence of difficulties and deteriorations of the financial situation;

(4)          Involvement of major litigation of economic disputes;

(5)          Bankruptcy, closure, dissolution, suspension of business for rectification, or revocation of the business license or dismissal;

(6)          Other incidents which may cause adverse effect to the Guarantor for undertaking guarantee liability.

5.               Prior to the complete performance of all the guarantee liability under this Contract, if any of the incidents set out in subsection 4 of this section occurs to the Guarantor, the Guarantor shall inform the Lender by written notice in advance. In case if the Lender requires an additional guarantor or a change of guarantor or the way of guarantee, the Guarantor shall ensure to that the additional guarantor or the new guarantor or the new way of guarantee is acceptable to the Lender.

6.               For any reasons the Borrower cannot repay the principal and interest of the loans under the Loan Contract (including the principal and interest of the loans required to be collected in advance by the Lender due to the breach of contract committed by the Borrower or the Guarantor) in accordance with the schedule, the Guarantor shall, at the request of the Lender from time to time, be jointly and severally liable under this Contract. Prior to the complete performance of liability under this Contract, the Guarantor shall not by any means, transfer or conceal the property, or waive or passively exercise its creditor’s right or cause the reduction of its assets by any other actions.

7.               The Guarantor shall bear all the costs under this Contract, including but not limited to counsel fees, notary fees and litigation fees.

ARTICLE TWO          TYPE AND AMOUNT OF GUARANTEED PRINCIPAL OBLIGATORY RIGHT

The principal obligatory right guaranteed under this Contract is the principal of the loans granted by the Lender to the Borrower in accordance with the Loan Contract. The total amount is RMB (Amount) Thirty Three Million and One Hundred Thousand (¥33,100,000).

The Guarantor has carefully read all the provisions of the Loan Contract before executing this Contract. The Lender is not required to obtain the Guarantor’s consent to collect new interest rate as the interest of the loans guaranteed under this Contract due to interest rate adjustments by national policy.

ARTICLE THREE          RELATIONSHIP BETWEEN THE GUARANTEE CONTRACT AND THE LOAN CONTRACT

The guarantee under this Guarantee Contract is independent, and its validity shall not be affected by the effectiveness of the Loan Contract and other related documents and amendments and implementations therein. The invalidity and revocation of the Loan Contract for any reasons shall not affect the validity of the Guarantee Contract and the Guarantee Contract shall remain valid. In the event both parties of the Loan Contract terminate the Loan Contract or accelerate the maturity of the Loan Contract, the Guarantee Contract shall remain valid.

If both parties of the Loan Contract agree to change the content of the Contract, save for those on the extension of the loan contract or increasing the loan amount, the scope of guarantee, the guarantee period and the guarantee method by the Guarantor shall remain unchanged. The Guarantor shall still undertake joint and several guarantee obligation for the new scope of guarantee after such changes. If the maturity of the Loan Contract has been extended without the consent of the Guarantor, the Guarantor shall only undertake the guarantee liability within the original guarantee period. If the amount of the loans is increased by the parties of the Loan Contract without the Guarantee’s consent, the Guarantor shall only undertake the guarantee liability of the original amount of the loans.

The Lender may assign the creditor’s right under the Loan Contract to a third person without the consent of the Guarantor, and the Guarantor shall undertake the guarantee liability within the original scope of guarantee.

ARTICLE FOUR          SCOPE OF GUARANTEE

The scope of guarantee under this Contract includes the principal, interest (including legal interest, contractual interest, compound interest and default interest), liquidated damages, compensation for damages, and expenses for realization of debts arising out of the Loan Contract (including but not limited to litigation fees, counsel fees, notary fees, enforcement fees, etc.).

ARTICLE FIVE          METHOD OF GUARANTEE

The guarantee liability of this Guarantee Contract is joint and several, which means the Guarantor and the Borrower shall undertake joint and several obligation unconditionally regarding the debt under the Loan Contract. Such liability shall not be affected by any disputes, claims or legal proceedings.

If the Borrower does not repay the principal and interest of the loans on any normal repayment date according to the Loan Contract or on any early repayment date under the Loan Contract, the Guarantor shall perform the guarantee obligation. The Lender specially points out that the normal repayment date set forth in this Article is the payment date of interest provided in the Loan Contract, the repayment date of principal provided in the repayment schedule or certificates of indebtedness, or the payment date of any payment that the Borrower shall pay to the Lender in accordance with the contracts. The early repayment date provided in this Article is the early repayment date suggested by the Borrower and agreed by the Lender, and the date which the Lender requires the Borrower to make the repayment of any funds in accordance with the contracts.

In the event of any incident under paragraph two of this article occurs, the Guarantor shall, within 5 working days after the delivery of the repayment notice to the Guarantor by the Lender, pay the amount of money required by the repayment notice to the account specified by the Lender. The repayment notice shall be in written form. Whenever the Lender has sent the repayment notice to the address of the Guarantor as set out in this Contract (if the Guarantor informs the change of address to the person being guaranteed by a written notice, the new address shall prevail), the dates on which the repayment notice is deemed to have been delivered based on the followings:

(1)   The repayment notice sent by post shall be deemed delivered after one working day; or

(2)   The repayment notice sent by facsimile or other forms of electronic transmission shall be deemed delivered on the date of the completed transmission as recorded on the machine ; or

(3)   The repayment notice sent by personal delivery shall be deemed delivered on the date of receipt.

After receiving the aforesaid notice, the Guarantor shall promptly pay the amount required by the notice and shall not refuse or delay by any reason, the performance of all its obligations under this Guarantee Contract.

ARTICLE SIX          TERM OF GUARANTEE

The term of guarantee under this Contract is two years, starting from the final repayment date of the final installment of the loan agreed under the Loan Contract.

ARTICLE SEVEN          DEFAULT LIABILITY

1.     The Guarantee commits a breach of contract if any of the followings occurs:

(1)   it violates the declarations and warranties under Article 1 and makes false representations or declarations; or

(2)   it violates other terms and conditions of this Contract.

2.     When there exists a breach of contract, the Lender shall have the right to take one or more of the following measures:

(1)   correct such breach within a specified time;

(2)   declare the loans as due and payable in advance and demand the Guarantor to undertake joint and several repayment liability;

(3)   demand the Guarantor to compensate the actual loss of the Lender in full;

(4)   demand the Guarantor to pay an extra liquidated damages, which is ten percent of the total amount of the loans under the Loan Contract;

(5)   legally revoke any Guarantor’s action that harms the creditor’s right of the Lender.

3.     The Lender shall have the right to declare the loans as due and payable in advance and demand the Guarantor be jointly and severally liable for guarantee if the operation of the

Guarantor is deteriorating for reasons out of the Guarantor’s control, or if the Guarantor may lose its ability of guarantee.

ARTICLE EIGHT          WAIVER

Except as agreed by the Lender, the Guarantor shall not unilaterally reduce the debt as set out within the scope of the Guarantee Contract.

Any tolerance, limitation or privilege given to the Guarantor by the Lender, or any delay in exercising the right under this Contract shall not be construed to be a waiver of the right or interest of the Lender under this Contract, nor shall any obligations of the Guarantor under this Contract be exempted. Any exemption, relief, limitation or delay of any liability given by the Lender to any borrower under the Loan Contract shall not affect, harm or restrict the right of the Lender towards the Guarantor.

ARTICLE NINE          AMENDMENT, TERMINATION AND CONSTRUCTION OF THE CONTRACT

This Contract can be amended, supplemented or terminated upon the written consents of both parties; any amendment or supplement shall constitute an integral part of this Contract.

All other matters not concerned in this Contract shall be construed and resolved in accordance with the relevant provisions of the Loan Contract guaranteed by this Contract.

The invalidity of any provisions of this Contract shall not affect the validity of other provisions.

ARTICLE TEN          DISPUTE RESOLUTION

In the event of any dispute with respect to the performance of this Contract, both parties shall negotiate in good faith to resolve the dispute. If both parties fail to reach an agreement of such a dispute, any party may refer the dispute to the People’s Court of the Lender’s jurisdiction for resolution through judicial process.

ARTICLE TWELVE          EFFECTIVENESS

This Contract shall take effect after it being signed and sealed by the legal representatives or authorized representatives of both parties. This Contract shall have two original copies. Each copy shall have the same legal effect.

	Dongfeng Peugeot Citroen Auto.	Legend Holdings Limited
Finance Co., Ltd.

	Authorized Representative	Authorized Representative
	Signatory:	Signatory:
Name:
Position:
Date:
Signatory:	/s/ Michel Arnaud	/s/ Chuanzhi Liu
Official Seal:	[Company seal affixed]	[Company seal affixed]